Exhibit 21.1

List of Subsidiaries of Registrant

Commerce One, Inc.

Commerce One Operations, Inc.

CVX Holdco, LLC

Commerce One E-Government Solutions, Inc.

Commerce One International, Inc.

Commerce One (Europe)

Commerce One (France) SARL

Commerce One (Deutschland) GmbH

Commerce One (UK) Limited

Commerce One Spain, S.L.

Commerce One Denmark ApS

Commerce One Bahrain W.L.L.

Exterprise UK Limited

Commerce One Chile Ltda.

Commerce One Brazil Ltda.

Commerce One Canada Inc.

Commerce One Hong Kong Ltd.

Commerce One KK

Commerce One Solutions Pte, Ltd.

Commerce One Korea, Inc.

Commerce One Australia Pty Ltd.

Commerce One Philippines Inc.

Internet Outfitters, Inc.

VEO Systems, Inc.

Mergent Systems, Inc.

Electronic Trade Services Limited

Commerce One Sweden AB

Commerce One Netherlands B.V.